EXHIBIT 99.1


                       I-trax Completes Private Placement


CONTACT: Janice L. MacKenzie
         (215) 557-7488
         jmackenzie@i-trax.com


                                                           For Immediate Release

PHILADELPHIA, PA, February 7, 2002 -- I-trax, Inc. (OTC BB: IMTX), a population health-management solutions company, announced today that it completed a private placement of a 6% convertible senior debenture in the aggregate principal amount of $2 million to Palladin Opportunity Fund, LLC. The debenture matures on February 3, 2004 and is convertible into common stock at a conversion price of $1.00 per share. In the private placement, I-trax also issued to Palladin a warrant to purchase 1,538,461 shares of common stock at an exercise price of $1.10 per share. The conversion price of the debenture and the exercise price of the warrant are subject to adjustment in certain circumstances. In addition, Palladin has an option to purchase an additional 6% convertible senior debenture in the face amount of $1 million and an additional warrant within the next year. Josephberg Grosz & Co., Inc. served as an advisor to I-trax in connection with this private placement. I-trax will use the proceeds from this private placement to complete the merger of WellComm Group, Inc. with and into I-trax. I-trax expects to file a current report on Form 8-K for this transaction, including the transaction documents.

About I-trax

I-trax, Inc. is a technology-enabled population health management company whose mission is to assist physicians, patients and the entire healthcare community in assessing, preventing and managing all stages of disease and wellness through its interactive, real-time technology and service solutions. Using the Medicive(R) Medical Enterprise Data System, a secure and confidential repository of clinical health information, I-trax solutions provide clients with tools and information needed to execute timely interventions in the health management of defined populations. Combined with a full suite of services, these solutions are tested and proven in real-world settings including Walter Reed Army Healthcare System, U.S. Capitol Office of the Attending Physician, the Pentagon and Los Angeles County-USC Medical Center. I-trax's Corporate Headquarters are located in Philadelphia, Pennsylvania, and its Development Headquarters are located in Reston, Virginia. More information is available at www.I-trax.com.

This news release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.